Exhibit T3A.160

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “2030 INSURANCE, LLC”, FILED IN THIS OFFICE ON THE THIRD DAY OF DECEMBER, A.D. 2013, AT 4:17 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 05:09 PM 12/03/2013 FILED 04:17 PM 12/03/2013 SRV 131371869 - 5441970 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is 2030 Insurance, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                                      .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 3rd day of December, 2013.

By:	/s/ Jeffery V. Curry
Authorized Person (s)

Name:	Jeffery V. Curry, Organizer